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                                                                   EXHIBIT 10.15

                       [LETTERHEAD OF FRANKLIN TELECOM]


                                 CONFIDENTIAL

                                                                    May 15, 1997

Mr. Doug Foster, President, CEO
Peak Technologies Inc.
1211 Cornwall Avenue
Bellingham, Washington, USA 98225
360-733-6010

Re:  LICENSE AGREEMENT


This letter represents a limited license and joint development agreement between Franklin Internet (FNet) and Peak Technologies (Peak). Franklin (FNet) will purchase a five year "PeakJet" (the Product) license to sell annual subscriber licenses for $2.00 per copy. The payment will be one dollar per copy in cash as used, plus one share of FNet pre IPO stock. A minimum distribution of 50,000 FNEt common voting shares will be distributed to Peak within 15 days from this signing. The 50,000 shares of FNet are to be paid to Peak regardless of the volume of units licensed, and are considered a minimum commitment to Peak from FNet as consideration for this agreement. FNet will list 5,000 shares to be released upon the offering of shares to the public. The cash payment will be due as the product is distributed and paid quarterly. After the 50,000 copies are purchased (the shares used up) the price of a one year end user license will revert to $1.50 per copy to be paid in cash (check) as the Product is distributed and paid quarterly.

Following are the terms:

1. Peak will keep the Product up to date with the latest release of PeakJet including regular updates and fixes.
2. Peak shall pay a royalty of 30% for any sale of upgrade programs to the FNet customer base.
3. Peak will assist in the testing and conversion to a unique Satellite application to be called FX Satellite Product.
4. Structure; Entire Agreement, California Law will be used for disputes.
5. Exclusivity: This agreement shall be non-exclusive with regard to general Internet Service Provider Use. This agreement shall be exclusive with regard to the Franklin FX Satellite Product.
4. Rights to intellectual property used in the development and manufacture of this joint venture are not transferable and remain with the respective owner.
5. For a period of 5 Years, FTC will be appointed as exclusive provider and manufacturer of all products jointly created under this agreement.

Agreed to by FNet                         Agreed to by Peak


/s/ Frank W. Peters          5/21/97      /s/ Doug Foster               5-21-97
--------------------------  --------      ---------------------------- --------
Frank W. Peters, President    Date        Doug Foster, President         Date
FNet                                      Peak Technologies Inc.